Exhibit 99.1

LGL Provides Update on Strategic Review Process,
Announces Revised Terms of Warrant Dividend

ORLANDO, FL, July 17, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company") provided an update on the strategic review process being conducted by a special committee (the "Special Committee") of the Company's Board of Directors, and also announced that the terms of the warrant dividend announced on June 13, 2013, have been revised by the Board of Directors in order to provide enhanced value to stockholders.  The new record date for the warrant dividend is July 29, 2013.

Previously, the Company announced that it was approached by an investment group interested in acquiring certain parts of its sole operating subsidiary, M-tron Industries, Inc. (known as "MtronPTI"), a designer and manufacturer of advanced frequency control products for the Aerospace, Defense ("Aero/Defense") and Internet Communications Technology ("ICT") markets, and that the Special Committee has initiated a strategic review process with the goal of executing on opportunities that create additional value for stockholders.  Among other things, the Special Committee is considering options to streamline operational support for certain segments of the Company's business, as well as exploring the possibility of discontinuing or segmenting from the Company some or all of MtronPTI's operations.

Greg Anderson, LGL's President and Chief Executive Officer, said "Fundamental business conditions have not materially improved as we have moved into the summer.  Management is closely engaged with the Special Committee to evaluate strategic alternatives that support stockholder value creation.  We expect to provide a further report to stockholders at our Q2 2013 earnings call in August."  The Company also expressed its intention to file a new shelf registration statement with the SEC to replace its existing registration statement, which is set to expire later this year in November, subject to SEC review and comments.

In the context of the Special Committee's ongoing strategic review process, the Board of Directors has revised the terms of the warrant dividend as follows:  (i) each holder of the Company's common stock as of 4:30 p.m. ET on the record date, now July 29, 2013, will receive five warrants for each share of common stock owned, (ii) the warrants will be "European style warrants" and will only be exercisable on the earlier of (x) their expiration date, which will be the fifth anniversary of their issuance, and (y) such date that the 30-day volume weighted average price per share, or VWAP, of the Company's common stock is greater than or equal to $15.00, and (iii) 25 warrants will entitle their holder to purchase one share of the Company's common stock at an exercise price of $7.50.  The Company intends for the warrants to be listed and traded on the NYSE MKT separately from the Company's common stock, subject to NYSE MKT approval.  The warrants are expected to be issued on or around August 6, 2013, and in aggregate, will be exercisable for approximately 522,000 shares of the Company's common stock.

Mr. Anderson said "We believe these changes to the terms of the warrant dividend, enhance the value being distributed to stockholders by increasing the number of shares for which the warrants can be exercised, and by increasing the number of warrants that will trade separately on the NYSE MKT, which will assist in the price discovery process for those instruments, among other features."

The Company intends to issue the warrants and offer the common stock issuable upon exercise of the warrants pursuant to its shelf registration statement on Form S-3 (Registration No. 333-169540), which was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on November 4, 2010.  The shelf registration statement permits the Company to offer and sell from time to time, in one or more public offerings, any combination of its common stock, warrants or units.  The specific terms of any such offering will be established by the Company at the time of each offering, subject to market conditions, and will be described in detail in a prospectus supplement that will be filed with the SEC at the time of the distribution.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of that state or jurisdiction.  Any offer of securities covered by the shelf registration statement will be made solely by means of a prospectus included in the registration statement and a prospectus supplement with respect to such offering.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000